Exhibit 10.3

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT IN COMPLIANCE THEREWITH.

August 6, 2015	$150,000,000

No. 1

LUMOS NETWORKS CORP.

8.0% NOTES

DUE August 15, 2022

THIS NOTE (this “Note”) is a duly authorized issue of notes of Lumos Networks, Corp., a Delaware corporation (the “Issuer”), designated as its 8.0% Notes due August 15, 2022 (the “Maturity Date”), in an aggregate principal amount of one hundred fifty million dollars ($150,000,000).

FOR VALUE RECEIVED, the Issuer promises to pay to Lumos Debt Holdings, L.P., a Delaware limited partnership, or a Transferee (together with its successors and Transferees, the “Holder”), the aggregate principal sum of one hundred fifty million dollars ($150,000,000) on the Maturity Date and to pay interest (each, an “Interest Payment”) on the principal sum outstanding from time to time under this Note. Interest on this Note will accrue at the rate per annum equal to 8.0% and will be due and payable in cash in immediately available funds in arrears on a quarterly basis on August 15, November 15, February 15 and May 15 during the term of this Note (each an “Interest Payment Date”), commencing on November 15, 2015; provided that at the election of the Issuer any interest accrued can be paid (a “PIK Payment”) through the issuance of additional notes or by adding such accrued amounts to the unpaid principal amount of the Note outstanding at such time (“PIK Interest”). Any failure by the Issuer to pay interest in cash on any Interest Payment Date shall be deemed to be an election to make a PIK Payment of such interest by adding such interest to the unpaid principal amount of the Note outstanding at such time. Following an increase in the principal amount of any outstanding Note as a result of a PIK Payment, such Note will bear interest on such increased principal amount from and after the date of such PIK Payment. Any additional Note issued will be dated as of the applicable interest payment date and will bear interest from and after such date. For purposes of this Note, all references to “principal amount” of the Notes shall include any increase in the principal amount of the Notes as a result of a PIK Payment.

Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the original issue date of this Note. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest Payments will be paid to the Person in whose name this Note is registered on the Notes Register on the Business Day prior to the applicable payment date. The Issuer shall maintain the Notes Register at its principal office in which it shall provide for the registration of Notes and of transfers and exchanges thereof.

This Note is subject to the following additional provisions:

EXCHANGE

This Note is exchangeable for an equal aggregate principal amount of Notes of different denominations (in integral multiples of $1,000 principal amount or $1.00 principal amount to the extent such Notes are PIK Notes), as requested by the Holder surrendering the same. No service charge will be charged to the Holder for such registration, transfer or exchange.

TRANSFERS

This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged in the United States only in compliance with the Securities Act, applicable state securities laws and the other provisions hereof. Prior to due presentment for transfer of this Note, the Issuer may treat the Person in whose name this Note is duly registered on the Notes Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Note be overdue, and the Issuer shall not be affected by notice to the contrary.

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Board” means the Issuer’s Board of Directors.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of the following: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than the

Permitted Holders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% of the Voting Interests of the Issuer (or other securities convertible into such Voting Interests), or (b) during any period of up to 24 consecutive months, commencing after the Issuer Date, the majority of the board of directors of the Issuer shall cease to consist of either Continuing Directors or directors whose nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group; or (c) the occurrence of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer; or (d) the occurrence of any consolidation or merger of the Issuer; (e) Issuer shall cease, directly or indirectly, to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Lumos Operating; or (f) the Issuer adopts a plan of liquidation or dissolution or any such plan is approved by the stockholders of the Issuer; or (g) the occurrence of a “Change of Control” under the Credit Agreement.

“Credit Agreement” means the Credit Agreement, dated as of April 30, 2013, among Lumos Networks Operating Company (the “Borrower”), the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), the Initial Issuing Bank (as defined therein) and CoBank, ACB, as collateral agent and administrative agent (the “Administrative Agent”), as amended by (i) the First Amendment Agreement, dated as of October 8, 2013, among the Borrower, the Subsidiary Guarantors listed on the signature pages thereto, and the Negative Pledgors (as defined therein), the Administrative Agent and the Lenders (as defined therein), (ii) the Joinder Agreement and Second Amendment to Credit Agreement dated as of January 2, 2015, among the Borrower, the New Term Lenders (as defined therein), the Subsidiary Guarantors (as defined therein), the Negative Pledgors (as defined therein), and each of Fifth Third Bank, Royal Bank of Canada and Branch Banking and Trust Company, as documentation agents and the Lenders (as defined therein) and (iii) the Third Amendment to Credit Agreement dated August 5, 2015, Borrower, the Subsidiary Guarantors (as defined therein), the Negative Pledgors (as defined therein), the Administrative Agent and the Lenders (as defined therein), as amended, restated, supplemented, modified, replaced or refinanced from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Directors” means the directors of the Issuer on the Issue Date and each other director if, in each case, such other director’s nomination for election to the Board is recommended by at least a majority of the then Continuing Directors.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“EBITDA” has the meaning given such term in the Credit Agreement as in effect on the Issue Date.

“Equity Interests” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Events of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Year” means a fiscal year of the Issuer and its Subsidiaries which shall end on December 31 of any calendar year.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hedge Agreements” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Holder” has the meaning set forth on the first page of this Note.

“Indebtedness” means, with respect to any Person, without duplication (a) all Indebtedness for Borrowed Money of such Person; (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payable of such Person incurred in the ordinary course of such Person’s business and which are not more than 90 days past due or that are being contested in good faith); (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or drafts accepted representing extensions of credit whether or not representing Indebtedness for Borrowed Money, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations; (f) the maximum principal amount of all Obligations and Contingent Obligations of such Person arising under any letters of credit or bankers’ acceptance facilities or similar instrument and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than Obligations arising under the Pamplona Warrants or the Warrants Purchase Agreement), (h) all Obligations of such Person under take-or-pay or similar arrangements or under commodities agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (i) any Outstanding and unpaid net termination obligations of such Person under any Hedge Agreement; (j) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product or arrangement, (k) obligations with respect to principal under Contingent Obligations for the repayment of Indebtedness of another Person, whether or not then due and payable (calculated as the maximum amount of such principal), and (l) all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or such indebtedness is nonrecourse to the credit of such Person, but only to the extent of the fair value of such property. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” of any Person means, at any date of determination, (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, including, with respect to the Issuer, Indebtedness under the Credit Agreement and this Agreement and (b) the maximum principal amount of all Obligations and Contingent Obligations of such Person arising under any letters of credit or bankers’ acceptance facilities or similar instrument and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).

“Interest Payment” has the meaning set forth on the first page of this Note.

“Interest Payment Date” has the meaning set forth on the first page of this Note.

“Issue Date” means August 6, 2015.

“Issuer” has the meaning set forth on the first page of this Note.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness for Borrowed Money of the Issuer and its Subsidiaries at such date to EBITDA of the Issuer and its Subsidiaries for the most recently completed Measurement Period.

“Lien” means any lien, mortgage, deed of trust, security interest, pledge, hypothecation, or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Lumos Operating” means Lumos Networks Operating Company and its successors.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities (actual or contingent), operations or financial condition of the Issuer and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of the Issuer now existing or hereafter acquired or formed and each successor thereto that (i) for the most recent period of four consecutive fiscal quarters of the Issuer accounted (on a consolidated basis with its Restricted Subsidiaries) for 10% or more of the revenues of the Issuer or (ii) as of the end of such fiscal quarter, was (on a consolidated basis with its Subsidiaries) the owner of 10% or more of the total assets of the Issuer, as shown on the consolidated financial statements of the Issuer for such fiscal quarter.

“Maturity Date” has the meaning set forth on the first page of this Note.

“Maximum Accrual” has the meaning set forth in Section 4.02(b) of this Note.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Issuer ending on or prior to such date.

“Note” has the meaning set forth on the first page of this Note.

“Noteholders” means the registered holders from time to time of the Notes.

“Notes Register” means the register maintained by the Issuer, which includes a list of the names and addresses of each Holder, as well as the Outstanding Principal Amount and interest amount owing to such Holder from time to time. The entries in the Notes Register shall be conclusive, and the Issuer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Note. The Notes Register shall be available for inspection by any Holder, at any reasonable time and from time to time upon reasonable prior notice.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged or stayed.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Issuer.

“Pamplona” means Pamplona Capital Management LLC.

“Pamplona Investor Rights Agreement” means the Investors Rights Agreement, dated the Issue Date, between the Issuer and Lumos Investment Holdings, Ltd., as amended, restated, supplemented or modified from time to time

“Pamplona Warrants” means the Warrant issued on the date hereof pursuant to the Warrant Purchase Agreement and all Warrants issued upon transfer, division or combination of, or in substitution for, such Warrant.

“Payment Amount” has the meaning set forth on the second page of this Note.

“Permitted Holders” means the collective reference to Pamplona and its Affiliates.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Interest” has the meaning set forth on the first page of this Note.

“PIK Payment” has the meaning set forth on the first page of this Note.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property or assets, whether by dividend or upon liquidation.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Responsible Officer” means any Person holding the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, or Vice-President-Finance.

“Required Noteholders” means, as of any date, Noteholders holding at least a majority of the aggregate principal amount of Notes outstanding on such date.

“RUS Grant and Security Agreement” means the Broadband Initiatives Program Grant and Security Agreement, dated on or about August 9, 2010, between Lumos Telephone Inc. (formerly known as NTELOS Telephone Inc.) and the United States of America, acting through the Administrator of the Rural Utilities Service.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person (other than any natural Person), a corporation or other entity (including partnerships or limited liability companies), the Equity Interests of which having ordinary voting power to elect a majority of the board of directors of such corporation or managers of such other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person.

“Threshold Amount” means $30,000,000.

“Transferee” means any Person or Persons who acquires all or a portion of this Note.

“Warrants Purchase Agreement” means that certain Warrants Purchase Agreement, dated as of August 5, 2015, by and between the Company and Lumos Investment Holdings, Ltd.

PREPAYMENT

Section 4.01 Optional Prepayments. The Issuer may, at any time and from time to time prepay all or any portion (in the case of less than 100% of the outstanding amounts of the Notes, in whole number multiples of $100,000 only) of the outstanding principal amount of the Notes at a prepayment price (expressed as a percentage of principal amount of the Note to be prepayed) equal to 108%. In connection with each prepayment of principal hereunder, the Issuer shall also pay all accrued and unpaid interest on the principal amount of the Note being repaid. For the avoidance of doubt, a prepayment of less than the entire outstanding principal amount of each of the Notes under this Section 4.01 shall not relieve the Issuer of its other obligations (including under Section 4.02 below).

Section 4.02 Mandatory Prepayments; Change of Control. The Issuer shall prepay 108% of the entire outstanding principal amount of this Note upon the occurrence of a Change of Control. In connection with such mandatory prepayment, the Issuer shall also pay all accrued and unpaid interest on the principal amount of the Note being repaid.

Section 4.03 Reduction in Principal. If the Issuer has elected to exercise its prepayment pursuant to Section 4.01, the principal sum required to be paid on the Maturity Date shall be reduced by the amount of principal prepaid.

NO REISSUANCE OF NOTE

No Notes acquired by the Issuer by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Notes shall be retired. No additional Notes shall be authorized or issued without the consent of the Required Noteholders.

COVENANTS

Section 6.01 Financial Statements and Reports. So long as any amount payable under this Note remains unpaid, the Issuer shall furnish to the Holder the following financial information:

(a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) 15 days after the date that the Issuer is or would be required to file the Issuer’s annual report with the SEC as part of the Issuer’s periodic reporting (whether or not the Issuer is subject to such reporting requirements), and (ii) 105 days after the end of each Fiscal Year of the Issuer, audited statements of income and cash flows of the Issuer and its Subsidiaries for such Fiscal Year, and audited balance sheets of the Issuer and its Subsidiaries as of the end of such Fiscal Year. Such financial statements shall be prepared, in all material respects, in accordance with GAAP, consistently applied.

(b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) 10 days after the date that the Issuer is or would be required to file the Issuer’s quarterly report with the SEC as part of the Issuer’s periodic reporting (whether or not the Issuer is subject to such reporting requirements) and (ii) 55 days after the end of the first three Fiscal Quarters of each Fiscal Year of the Issuer, unaudited statements of income and cash flows of the Issuer and its Subsidiaries for such quarterly period (as well as unaudited statements of income of the Issuer and its Subsidiaries for the period from the beginning of the Fiscal Year to the end of such quarter) and unaudited balance sheets of the Issuer and its Subsidiaries as of the end of such quarterly period.

(c) No Default. Concurrently with each delivery of financial statements pursuant to clause (a) and (b) of this Section 6.01, an Officer’s Certificate certifying that no event has occurred and is continuing which constitutes a Default or Event of Default, or describing each such event and the remedial steps being taken by the Issuer and its Subsidiaries, as applicable.

Liens. So long as any amount payable under this Note remains outstanding, the Issuer, without the prior written consent of the Required Noteholders, will not create, assume or permit to exist any Lien on any of their property or assets, whether now owned or hereafter acquired, except for the following:

any Liens for current taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by the Issuer by appropriate proceedings and for which reserves have been established by the Issuer in accordance with GAAP;

any mechanic’s, materialman’s, carrier’s, warehousemen’s, landlord’s or similar Liens for sums not yet due or being contested in good faith by the Issuer by appropriate proceedings and for which reserves have been established by the Issuer in accordance with GAAP;

setoff rights or banker’s liens for account charges and fees against funds on deposit with banks;

(c) Liens securing judgments for the payment of money not constituting a Default under Section 10.01(e) or securing appeal or other surety bonds related to such judgments and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(d) bankers’ Liens, rights of setoff and other Liens existing with respect to cash, cash equivalents or investment property on deposit in one or more accounts maintained by the Issuer, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank solely with respect to cash management, operating account arrangements, letters of credit or brokerage or commodities accounts, including those involving pooled accounts and netting arrangements;

(e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(f) Liens on money or property constituting proceeds of any Indebtedness incurred to fund any acquisition of assets or equity interests, to the extent that such proceeds are held in escrow pending the closing of such acquisition, so long as such Indebtedness would be permitted by Section 6.03.

Indebtedness. So long as any amount payable under this Note remains outstanding, the Issuer will not, and will cause its Subsidiaries not to, unless approved in writing by the Required Noteholders, create, enter into, or allow to exist any Indebtedness other than:

(    ) Indebtedness under the Credit Agreement in an aggregate principal amount not to exceed $402,500,000 at any one time outstanding;

(a) (x) Indebtedness or (y) Capitalized Leases in each case incurred by any Subsidiary to acquire real property, equipment and related assets acquired or held by such Subsidiaries in the ordinary course of business; provided that, the sum of clauses (x) and (y) shall not exceed in the aggregate $10,000,000 at any time outstanding;

(b) Indebtedness incurred to pay premiums for insurance policies maintained by the Issuer or its Subsidiaries in the ordinary course of business not exceeding the aggregate amount of such unpaid premiums;

(c) Contingent Obligations with respect to bonds issued to support workers’ compensation, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case incurred in the ordinary course of business;

(d) Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder;

(e) Indebtedness in respect of take-or-pay contracts entered into in the ordinary course of business;

(f) Indebtedness arising under any Hedge Agreement entered into in the ordinary course of business in order to hedge against risks present in the business of the Issuer and its Subsidiaries in a manner consistent with prudent business practice;

(g) Contingent Obligations incurred by any Subsidiary in respect of any Indebtedness of any Subsidiary that is permitted under this Agreement;

(h) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Issuer or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business, assets or Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Issuer or any Subsidiary thereof in connection with such disposition;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business; provided however, that such Indebtedness is extinguished promptly after its incurrence;

(j) Indebtedness in respect of a letter of credit issued pursuant to any letter of credit facility, including any Indebtedness constituting reimbursement obligations with respect to trade letters of credit issued in the ordinary course of business, in an amount not to exceed $2,000,000 in the aggregate for all such Indebtedness; provided that, upon the drawing of any such letter of credit or the incurrence of any such Indebtedness constituting reimbursement obligations, such amount is reimbursed within thirty (30) days following such drawing or incurrence;

(k) Indebtedness existing on the Issue Date (other than Indebtedness incurred under clauses (a) and (m) of this Section 6.03);

(l) this Note, including any PIK Payment;

(m) any other Indebtedness; provided that immediately after giving effect to such Indebtedness and the use of the proceeds thereof, the pro forma Leverage Ratio at the time of incurrence shall be no greater than 5.75:1.00; and

(n) any Indebtedness of the Issuer to any of its Subsidiaries and any Indebtedness of any Subsidiary of the Issuer owed to the Issuer or any other Subsidiary of the Issuer.

Payment Restrictions Affecting Subsidiaries. So long as any amount payable under this Note remains outstanding, the Issuer, without the prior written consent of the Required Noteholders, will not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or binding arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions to the Issuer in respect of any Subsidiary’s Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer (other than lease) assets to or invest in, the Issuer or any Subsidiary of the Issuer (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except:

(    ) any limitation pursuant to an agreement in effect at or entered into on the Issue Date, including with respect to the Credit Agreement, in each case, as in effect on the Issue Date;

(a) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Issuer, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Issuer;

(b) customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(c) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(d) restrictions contained in Capitalized Leases or agreements relating to purchase money Debt, which restrictions are applicable only to the property so purchased or leased;

(e) customary restrictions in agreements evidencing Indebtedness permitted under Section 6.03; provided that such restrictions are not more restrictive than the restrictions set forth in the Credit Agreement in effect on the Issue Date,

(f) restrictions imposed by law or by a Governmental Authority having supervisory authority over any Subsidiary;

(g) customary subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder,

(h) subordination of intercompany Indebtedness, to the extent required by the Credit Agreement or other Indebtedness permitted by Section 6.03;

(i) restrictions contained in the RUS Grant and Security Agreement; and

(j) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a) through (j) above, provided, however that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not more restrictive than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

WAIVERS OF DEMAND, ETC.

The Issuer hereby expressly waives (to the extent permitted by applicable law) demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

REPLACEMENT NOTES

In the event that the Holder notifies the Issuer that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and outstanding principal amount, if different than that shown on the original Note) shall be issued by the Issuer to the Holder; provided that the Issuer receives an indemnity against any loss incurred by it in connection with such lost, stolen or destroyed Note, such indemnity to be in form and substance, and from a Person reasonably acceptable to the Issuer.

PAYMENT OF EXPENSES

The Issuer agrees to pay all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by the Holder in connection with any waiver or consent hereunder, any amendment hereof, any Event of Default hereunder or in successfully enforcing the provisions of this Note and/or successfully collecting any amount due under this Note.

DEFAULTS AND REMEDIES

Section 10.01 Events of Default. Each of the following shall constitute an “Event of Default”:

(a) any default by the Issuer in (i) the payment of any principal on this Note when the same becomes due and payable at the Maturity Date, upon acceleration or otherwise, and such default continuing for a period of two (2) Business Days or (ii) the making of any payment required to be made under Section 4.02;

(b) the Issuer fails to comply with Article 6 as and when required and such failure continues for thirty (30) days after the receipt of notice described below;

(c) the Issuer, or any Subsidiary, fails to pay any Indebtedness within any applicable grace period provided in such Indebtedness after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds the Threshold Amount or its foreign currency equivalent at the time;

(d) the Issuer, or any Material Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Material Subsidiary, makes an assignment for the benefit of creditors generally, files a petition in bankruptcy, is adjudicated insolvent or has entered against it an order for relief under Bankruptcy Laws, petitions or applies to any tribunal for any receiver or trustee (for itself or its assets in connection with the bankruptcy, insolvency, or in the case of the Issuer only, the liquidation of such Person ), commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt law or statute of any jurisdiction, has commenced against it involuntarily any such proceeding (provided such involuntary proceeding remains undismissed for the earlier of a period of 60 days or until an order for relief is entered), or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for the Issuer or any of its Subsidiaries or any substantial part of their property is appointed; or

(e) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of the Threshold Amount shall be rendered against the Issuer or any Material Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Material Subsidiary, and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 10.01(e) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company, covering full payment thereof and (ii) such insurer has been notified, and has not disputed the claim made for payment of, the amount of such judgment or order.

The Issuer shall deliver to the Holder, within five (5) Business Days after its knowledge of the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default and any event which with the giving of notice or the lapse of time would become an Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 10.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 10.01(d)) occurs and is continuing, the Required Noteholders, by notice to the Issuer, may declare the outstanding principal amount of and accrued but unpaid interest on the Notes to be due and payable. Upon such a declaration, such outstanding principal amount and interest shall be due and payable immediately. If an Event of Default specified in Section 10.01(d) occurs and is continuing, the outstanding principal amount of, and accrued interest on, all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Noteholder.

The Required Noteholders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

A delay or omission by the Holder or any other Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are, to the extent permitted by law, cumulative.

Section 10.03 Waiver of Past Defaults. The Required Noteholders may waive any past or existing Default and its consequences except (i) a Default in the payment of the outstanding principal amount of or interest on the Notes or (ii) a Default in respect of a provision that under Section 10.04 or Article 12 cannot be amended without the consent of each Noteholder affected. When a Default is waived, it is deemed cured, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 10.04 Rights of Holder to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder to receive payment of the outstanding principal amount of and interest on this Note on or after the respective due dates expressed in this Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 10.05 Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note, and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SAVINGS CLAUSE

In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

ENTIRE AGREEMENT; AMENDMENTS

This Note constitutes the full and entire understanding and agreement between the Issuer and the Holder with respect to the subject hereof. Except as otherwise provided in Section 10.03, neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Issuer and the Required Noteholders; provided that any amendment (i) of the Maturity Date or (ii) with respect to the reduction of the outstanding principal amount or any interest rate or premium hereunder shall require, in each case, the written consent of each Noteholder affected.

After an amendment under this Article 12 becomes effective, the Issuer shall mail to the Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Article 12.

TRANSFER; ASSIGNMENT, ETC.

Subject to compliance with applicable federal and state securities laws, this Note and any portion hereof and the rights hereunder may be transferred by the Holder in its sole discretion at any time and to any Person or Persons, including, without limitation, Affiliates and affiliated groups of such Holder, without the consent of the Issuer. In connection with any transfer, if the Issuer reasonably requests, the transferor shall deliver a representation in writing that such transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an available exemption from, or in a transaction not subject to, registration under the Securities Act of 1933, as amended. The Issuer agrees that in connection with any transfer, assignment, pledge or encumbrance permitted pursuant to the terms hereof, the

Issuer shall cause such transfer, assignment, pledge or encumbrance to be reflected in the Notes Register, and all principal, interest and other amounts which are then, and thereafter become, due under this Note shall be paid to such Transferee at the place of payment designated in such notice. The Issuer may not assign this Note or any of its rights or obligations hereunder. This Note shall be binding upon the Issuer and its respective successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

NO WAIVER

No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

NOTICES

Unless otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by e-mail or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Issuer:

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, Virginia 22980

Attention: Mary McDermott

Email: mcdermottm@lumosnet.com

If to the Holder, to its address and facsimile number appearing in the Notes Register, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (x) given by the recipient of such notice, consent, waiver or other communication, (y) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (z) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

MISCELLANEOUS

Whenever the sense of this Note requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

CHOICE OF LAW AND VENUE; WAIVER OF JURY TRIAL

This Note shall be governed by and construed in accordance with the law of the State of New York. The Issuer and, by accepting this Note, the Holder hereby irrevocably consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City (and of the appropriate appellate courts therefrom) in any suit, action or proceeding seeking to enforce any provision of, or based on any suit, action or proceeding arising out of or in connection with, this Note or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Article 18 shall be deemed effective service of process on such party. EACH OF THE ISSUER AND, BY ACCEPTING THIS NOTE, THE HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE.

TAX FORMS

The Holder (and any Transferee) shall provide the Issuer with any tax forms or certificates reasonably requested by the Issuer for the purpose of establishing any exemption from withholding taxes in respect of all amounts payable to such Holder (or Transferee) hereunder.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by its officer thereunto duly authorized.

LUMOS NETWORKS CORP.

By:	/s/ Timothy G. Biltz
	Name:	Timothy G. Biltz
	Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED As of the date first above written:

LUMOS DEBT HOLDINGS, L.P.

By: Lumos Equity Advisors, Ltd., its general partner

By:	/s/ William Pruellage
	Name:	William Pruellage
	Title:	Attorney-in-Fact

Signature Page to Note